Registration Statement No.333-237342
Filed Pursuant to Rule 424(b)(5)

Product Supplement to the Prospectus dated April 20, 2020

and the Prospectus Supplement dated April 20, 2020

Senior Medium-Term Notes, Series F

Notes Linked to One or More Equity Indices

Bank of Montreal may offer and sell notes linked to the performance of one or more equity indices. We refer to the index or indices that are applicable to your notes as the “Underlying Asset.” The payment at maturity on your notes will be based on the performance of the Underlying Asset during the term of your notes. The notes are intended for investors who anticipate that the level of the Underlying Asset will increase (or, in the case of bearish notes, decrease) from its Initial Level to the Final Level on the applicable valuation date or dates. Investors must be willing to forego interest payments on the notes.

This product supplement describes terms that will apply generally to the notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe the terms that apply specifically to the notes, including any changes to the terms specified below. We refer to these term sheets and pricing supplements generally as “pricing supplements.” If the terms described in the applicable pricing supplement are inconsistent with those described in this product supplement or in the accompanying prospectus supplement or prospectus, the terms described in the applicable pricing supplement will control.

Unless otherwise specified in the applicable pricing supplement, we will not make periodic payments of interest on the notes.

Unless otherwise specified in the applicable pricing supplement, at maturity, you will receive a payment in excess of the principal amount of your notes only if the level of the Underlying Asset increases (or, in the case of bearish notes, decreases). Subject to our creditworthiness, the minimum payment at maturity will be an amount that is greater than or equal to the principal amount, or, if so specified in the relevant pricing supplement, may be an amount that is less than the principal amount.

The notes will not be listed on any securities exchange.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” and “General Terms of the Notes.”

Your investment in the notes involves certain risks. We encourage you to read the “Additional Risk Factors Relating to the Notes” section beginning on page PS–5 of this product supplement and in the “Risk Factors” sections beginning on page S-1 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus, so that you may better understand those risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy of this product supplement or the accompanying prospectus and prospectus supplement. Any representation to the contrary is a criminal offense.

The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

BMO CAPITAL MARKETS CORP.

Product Supplement dated April 20, 2020

Summary Information

We refer to the notes we are offering by this product supplement as the “notes.” Each of the notes, including your notes, has the terms described below and under “General Terms of the Notes.” In addition, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 20, 2020, as supplemented by the accompanying prospectus supplement, dated April 20, 2020 relating to our Series F Senior Medium-Term Notes.

Underlying Asset:	Your notes will be linked to one or more equity indices specified in the applicable pricing supplement. Your notes may be linked to a “Basket” of two or more indices. We refer to each index included in a Basket as a “Basket Component.”

Interest Rate:	Unless otherwise specified in the applicable pricing supplement, we will not make periodic payments of interest on the notes.

Denominations:	Unless otherwise specified in the applicable pricing supplement, the notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Payment at Maturity Greater than Principal:	If the Final Level (as defined below) of the Underlying Asset exceeds (or in the case of bearish notes, is less than) the Initial Level (as defined below) then, depending upon the terms of your notes, and unless otherwise set forth in the applicable pricing supplement, the payment at maturity will be determined as follows:

Principal Amount + (Principal Amount × Percentage Change × Leverage Factor)

Your notes may be “Digital Return Notes.” For Digital Return Notes, unless otherwise set forth in the applicable pricing supplement, the payment at maturity will be determined as follows:

Principal Amount + (Principal Amount × Digital Return)

Your notes may be “Booster Notes.” For Booster Notes, unless otherwise set forth in the applicable pricing supplement, your payment at maturity will be determined as follows:

If the Percentage Change is greater than the Booster Percentage (as defined below), then the payment at maturity will equal:

Principal Amount + (Principal Amount × Percentage Change)

If the Percentage Change is greater than or equal to 0% but less than or equal to the Booster Percentage, then the payment at maturity will equal:

Principal Amount + (Principal Amount × Booster Percentage)

For each of the above notes, the payment at maturity may be subject to a Maximum Redemption Amount (as defined below). For Digital Return Notes, the payment at maturity will be limited to the return represented by the Digital Return.

Payment at Maturity Equal to Principal:	If the Final Level is less than (or in the case of bearish notes, greater than) or equal to the Initial Level, then, unless otherwise described in the applicable pricing supplement, the payment at maturity will equal to the principal amount of your notes. All payments at Maturity are subject to our creditworthiness.

PS-2

Percentage Change:

Percentage Change will be calculated as follows (and expressed as a percentage):

Final Level – Initial Level

Initial Level

However, if your notes are bearish notes, the Percentage Change will be calculated as follows (and expressed as a percentage):

Initial Level – Final Level

Initial Level

Maximum Redemption Amount:	The Maximum Redemption Amount, if applicable, will be specified in the relevant pricing supplement. If a Maximum Redemption Amount applies to your notes, then the payment at maturity will be limited to a percentage that will be set forth in the pricing supplement.

Cap:	The Cap, if applicable, will be specified in the relevant pricing supplement. If a Cap applies to your notes, the positive Percentage Change in the level of the Underlying Asset will be limited to the Cap.

Leverage Factor:	As specified in the relevant pricing supplement, if applicable. The Leverage Factor may be less than, equal to or greater than 100%. If the Leverage Factor is less than 100%, you will participate in less than the full upside performance (or in the case of bearish notes, downside performance) of the Underlying Asset. If the Leverage Factor is greater than 100%, you will participate on a leveraged basis in the upside performance (or in the case of bearish notes, downside performance) of the Underlying Asset (in all cases, subject to any applicable Maximum Redemption Amount).

Digital Return:	A percentage that will be specified in the applicable pricing supplement. If a Digital Return applies to your notes, the return on your investment will be limited to the return represented by the Digital Return.

Booster Percentage:	A specified percentage increase (or in the case of bearish notes, decrease) in the level of the Underlying Asset. The Booster Percentage, if any, will be set forth in the relevant pricing supplement.

Initial Level:	As specified in the relevant pricing supplement. Unless otherwise specified in the applicable pricing supplement, the Initial Level for a note linked to a single index will be the closing level of that index on the applicable pricing date. In the case of a note linked to a Basket, the Initial Level will be set forth in the applicable pricing supplement.

Final Level:	The closing level of the Underlying Asset on the valuation date (if there is one valuation date applicable to the notes) or the arithmetic average of the closing levels of the Underlying Asset on each of the valuation dates (if there is more than one valuation date applicable to the notes), or any other dates specified in the relevant pricing supplement. In the case of a note linked to a Basket, the Final Level of the Basket will be the level of the Basket on the valuation date, or the arithmetic average of the level of the Basket on each of the valuation dates, as applicable, determined as described in more detail in the section entitled “General Terms of the Notes—Notes Linked to a Basket” in this product supplement.

Valuation Date(s):	Unless otherwise specified in the relevant pricing supplement, the valuation date, or if there is more than one valuation date, the final valuation date, will be the third trading day prior to the maturity date, subject to postponement as described below.

Additional Terms:	The applicable pricing supplement for your notes may set forth terms that are additional to, or different from, the terms described in this product supplement.

PS-3

Maturity Date:	As specified in the applicable pricing supplement, subject to any prior automatic redemption, if applicable. If the valuation date or the final valuation date, as applicable, is postponed as described below, the maturity date will be postponed by the same number of trading day(s).

Automatic Redemption:	We may issue notes that are subject to automatic redemption. If your notes are subject to automatic redemption, the pricing supplement will set forth the terms upon which the notes will be redeemed.

Clearance and Settlement:	DTC

Listing:	The notes will not be listed on any securities exchange.

Calculation Agent:	Unless otherwise set forth in the applicable pricing supplement, BMO Capital Markets Corp. will serve as calculation agent for the notes. The calculation agent will make all required determinations as to the amounts payable on the notes.

PS-4

Additional Risk Factors Relating to the Notes

An investment in the notes involves risks. This section describes significant risks relating to the terms of the notes. Before investing in the notes, you should read the following information about these risks, together with the other information contained in or incorporated by reference in the applicable pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus.

General Risks Relating to the Notes

The Notes Are Intended to Be Held to Maturity. You will only receive the minimum payment at maturity specified in the relevant pricing supplement if you hold your notes until maturity. If you sell your notes in the secondary market prior to maturity, you may incur a loss. Therefore, you should be willing to hold your notes to maturity.

If So Specified in the Relevant Pricing Supplement, You May Receive Less than Your Principal Amount at Maturity. Some of the notes that we may offer may pay a minimum amount at maturity that is less than the principal amount. As a result, you should carefully review the relevant pricing supplement to determine the extent to which your principal is at risk, and whether an investment in the notes is appropriate in light of the amount of your investment that you are prepared to place at risk.

If the minimum payment at maturity is less than the principal amount, and the performance of the Underlying Asset is negative (or, in the case of bearish notes, positive), you may receive less than the principal amount of your notes at maturity.

You May Not Realize a Gain on the Notes. If the Percentage Change is zero or negative, the payment at maturity with respect to the notes will be limited to the principal amount, or such lower amount as may be specified in the relevant pricing supplement. This will be true even if the level of the Underlying Asset has increased (or, in the case of bearish notes, decreased) as of some date or dates before decreasing to a level below the Initial Level (or, in the case of bearish notes, increasing to a level above the Initial Level) on the applicable valuation date(s), because the payment at maturity will be calculated solely on the basis of the performance of the Underlying Asset as of the valuation date(s). You should therefore be prepared to realize no positive return on the principal amount of your notes during the term of the notes.

The notes do not pay interest and your return may be lower than the return on a conventional debt security of comparable maturity. Unless otherwise specified in the applicable pricing supplement, there will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The yield that you will receive on your notes, which could be negative, may be less than the yield you could earn if you purchased a standard senior debt security of Bank of Montreal with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

The appreciation potential of the notes may be limited. If your notes are subject to a Maximum Redemption Amount, a Cap, or a Digital Return, they will provide less opportunity to participate in the appreciation (or, in the case of bearish notes, depreciation) of the Underlying Asset than an investment in a security linked to the Underlying Asset providing full participation in the appreciation (or, in the case of bearish notes, depreciation), because the payment at maturity will not exceed the Maximum Redemption Amount or the principal amount plus the Digital Return, as applicable, and the positive Percentage Change in the level of the Underlying Asset will be limited to the Cap, if applicable. Accordingly, your return on the notes may be less than your return would be if you made an investment in a security directly linked to the positive (or, in the case of bearish notes, negative) performance of the Underlying Asset.

Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the market value of the notes. The notes are our senior unsecured debt securities. As a result, your receipt of interest payments (if applicable) and the amount due on the maturity date are each dependent upon our ability to repay our obligations at that time. This will be the case even if the level of the Underlying Asset increases (or, in the case of bearish notes, decreases) after the pricing date. No assurance can be given as to what our financial condition will be at any time during the term of the notes.

PS-5

Owning the notes is not the same as owning the Underlying Asset or its components or a security directly linked to the performance of the Underlying Asset or its components. The return on your notes will not reflect the return you would realize if you actually owned the Underlying Asset or its components or a security directly linked to the performance of the Underlying Asset or its underlying components and held that investment for a similar period. For example, if the Underlying Asset includes an equity index that is not a total return index, your return on the notes will not reflect the return you would realize if you actually owned the equity securities included in that equity index and received the dividends paid on those equity securities. Your notes may trade quite differently from the Underlying Asset. Changes in the level of the Underlying Asset may not result in comparable changes in the market value of your notes. Even if the level of the Underlying Asset increases (or, in the case of bearish notes, decreases) from the Initial Level during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes prior to maturity to decrease while the level of the Underlying Asset increases (or, in the case of bearish notes, decreases).

The notes may not have an active trading market. Your notes will not be listed on any securities exchange, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial. If you sell your notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

The market value of your notes may be influenced by many unpredictable factors. The following factors, many of which are beyond our control, may influence the market value of your notes:

•	the level of the Underlying Asset;

•	if your notes are subject to a Maximum Redemption Amount, a Cap, or a Digital Return, your potential return on the notes will be limited;

•	the volatility of the level of the Underlying Asset;

•	the dividend rate on the applicable component stocks;

•	economic, financial, political, military, regulatory, legal and other events that affect the applicable securities markets generally and the U.S. markets in particular, and which may affect the level of the Underlying Asset;

•	if the Underlying Asset includes one or more indices that have returns that are denominated in currencies other than the U.S. dollar or prices in one or more non-U.S. markets (a “non-U.S. Underlying Asset”), changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have a negative impact on the payments due on your notes and their market value;

•	interest rates in the market; and

•	the time remaining to maturity of the notes.

These factors may influence the market value of your notes if you sell your notes before maturity. Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of your notes. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.

PS-6

If your notes are linked to a Basket, changes in the level of one or more Basket Components may be offset by changes in the level of one or more other Basket Components. Your notes may be linked to a Basket. In such a case, a change in the levels of one or more Basket Components may not correlate with changes in the levels of one or more other Basket Components. The level of one or more Basket Components may increase, while the level of one or more other Basket Components may not increase as much, or may even decrease. The opposite changes may occur in the case of bearish notes. Therefore, in determining the level of the Basket as of any time, increases (or, in the case of bearish notes, decreases) in the level of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases (or, in the case of bearish notes, lesser decreases and increases) in the level of one or more other Basket Components. If the weightings of the applicable Basket Components are not equal, changes in the level of the Basket Components which are more heavily weighted could have a disproportionately adverse impact upon your notes.

The amount to be paid at maturity will not be affected by all developments relating to the Underlying Asset. Changes in the level of the Underlying Asset during the term of the notes before or between the relevant valuation date or valuation dates will not be reflected in the calculation of the payment at maturity. The calculation agent will calculate this amount by comparing only the Final Level to the Initial Level. No other levels of the Underlying Asset will be taken into account. As a result, you may be limited to the principal amount of your notes (or such lower amount as may be specified in the relevant pricing supplement), even if the level of the Underlying Asset has increased (or, in the case of bear notes, decreased) at certain times during the term of the notes before decreasing to a level below (or, in the case of bearish notes, increasing to a level above) the Initial Level.

We will not hold any asset comprising the Underlying Asset for your benefit. The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the securities that may comprise the Underlying Asset that we or they may acquire. Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including any securities included in an Underlying Asset. Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You must rely on your own evaluation of the merits of an investment linked to the Underlying Asset. In the ordinary course of their business, our affiliates may have expressed views on expected movements in any Underlying Asset or its components, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to any Underlying Asset or its components may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the applicable Underlying Asset or its components from multiple sources, and you should not rely solely on views expressed by our affiliates.

The Initial Level may be determined after the pricing date of the notes. If so specified in the relevant pricing supplement, the Initial Level will be determined based on the arithmetic average of the closing levels of the Underlying Asset on certain specified dates. One or more of these days may occur on or following the pricing date or the issue date of the notes; as a result, the Initial Level may not be determined, and you may therefore not know such value, until after the issue date. If there are any increases (or in the case of bearish notes, decreases) in the closing levels of the Underlying Asset on any relevant dates used to determine the Initial Level that occur after the pricing date, and such increases (or decreases) result in the Initial Level being higher (or in the case of bearish notes, lower) than the closing level on the pricing date, this may establish higher levels (or in the case of bearish notes, lower levels) that the Underlying Asset must achieve for you to attain a positive return on your investment or to avoid a loss of principal at maturity (if your notes provide for the possible loss of principal).

Our trading and other transactions relating to the Underlying Asset or its components, futures, options or other derivative products may adversely affect the market value of the notes. As described below under “Use of Proceeds and Hedging,” we or one or more affiliates may hedge our obligations under the notes by purchasing or selling shares of the companies included in the Underlying Asset, futures or options relating to the Underlying Asset, or other derivative instruments with returns linked or related to changes in the performance of the Underlying Asset. We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time. Although they are not expected to do so, any of these hedging activities may adversely affect the level of the Underlying Asset, and, therefore, the market value of the notes, and the amounts payable at maturity. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities, even though the market value of the notes decreases.

PS-7

We or one or more of our affiliates may also engage in trading relating to the Underlying Asset on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers, including block trades. Any of these activities could adversely affect the level of the Underlying Asset and, therefore, the market value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Underlying Asset. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

Our business activities and the business activities of our affiliates may create conflicts of interest. As noted above, we and our affiliates expect to engage in trading activities related to the Underlying Asset or its components that are not for the account of holders of the notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Underlying Asset or its components, could be adverse to the interests of the holders of the notes. We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the equity securities included in an Underlying Asset or the component stocks of any index that is included in an Underlying Asset, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Underlying Asset or its components. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities by us or one or more of our affiliates may affect the level of the Underlying Asset or its components and, therefore, the market value of the notes.

The calculation agent can postpone the determination of the Final Level if a market disruption event occurs. The determination of the Final Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on any valuation date with respect to the Underlying Asset. If such a postponement occurs, the calculation agent will use the closing level of the Underlying Asset on the first subsequent business day on which no market disruption event occurs or is continuing. In no event, however, will any valuation date be postponed by more than ten trading days. As a result, if a market disruption event occurs or is continuing on a valuation date, the maturity date for the notes could also be postponed, although not by more than ten trading days.

If the determination of the level of the Underlying Asset for any valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the level of the Underlying Asset will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the level that would have prevailed in the absence of the market disruption event. See “General Terms of the Notes—Market Disruption Events.”

As calculation agent, BMO Capital Markets Corp. will have the authority to make determinations that could affect the value of your notes and your payment at maturity. As calculation agent for your notes, BMO Capital Markets Corp. will have discretion in making various determinations that affect your notes, including determining the Final Level, determining whether any market disruption events have occurred, and determining whether any index included in an Underlying Asset has been materially changed. The exercise of this discretion by BMO Capital Markets Corp. could adversely affect the value of your notes and may present BMO Capital Markets Corp., which is our wholly owned subsidiary, with a conflict of interest.

The historical performance of the Underlying Asset or its components should not be taken as an indication of their future performance. The level of the Underlying Asset will determine the amount to be paid on the notes at maturity. The historical performance of the Underlying Asset or its components does not necessarily give an indication of their future performance. As a result, it is impossible to predict whether the level of the Underlying Asset will rise or fall during the term of the notes. The level of the Underlying Asset and its components will be influenced by complex and interrelated political, economic, financial and other factors.

PS-8

For Notes with a Term that Exceeds One Year, U.S. Taxpayers Will Be Required to Pay Taxes on the Notes Each Year. Notes with a term that exceeds one year will likely be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes.  If you are a United States holder (as defined in the accompanying prospectus), you generally will be required to pay taxes on ordinary income over the term of such notes based on the comparable yield for the notes, even though you will not receive any payments from us until maturity.  This comparable yield is determined solely to calculate the amounts you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be.  Any gain you may recognize on the sale or maturity of the notes will be ordinary income in the case of notes with a term of more than one year.  Any loss you may recognize upon the sale of notes with a term of more than one year will generally be ordinary loss to the extent of the interest you included as income in the current or previous taxable years in respect of the notes and thereafter will be capital loss.

For further discussion, see “Supplemental Tax Considerations – Supplemental U.S. Federal Income Tax Considerations” below.

Insurance companies and employee benefit plans should carefully review the legal issues of an investment in the notes. Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA,” or the Internal Revenue Code of 1986, as amended (the “Code”), including an IRA or Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes. These issues are discussed in more detail in the section “Employee Retirement Income Security Act” below.

Risks Relating to the Applicable Underlying Asset

You will not have any shareholder rights and will have no right to receive any shares of the Underlying Asset at maturity. Investing in your notes will not make you a holder of any of the constituent stocks of the Underlying Asset. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to any of these securities.

Changes that affect an index included in the Underlying Asset could affect the market value of the notes and the amount you will receive at maturity. The policies of a sponsor of any index that may be included in the Underlying Asset (the “Index Sponsor”) concerning the calculation of that index, additions, deletions or substitutions of the components of that index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the index and, therefore, could affect the amount payable on the notes at maturity, and the market value of the notes prior to maturity. The amount payable on the notes and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the index, or if the Index Sponsor discontinues or suspends calculation or publication of the index, in which case it may become difficult to determine the market value of the notes. If events such as these occur, or if the level of the index is not available on the valuation date or dates because of a market disruption event or for any other reason and no successor index is selected, the calculation agent may determine the level of the index—and thus the amount payable at maturity—in a manner it considers appropriate, in its sole discretion.

We have no affiliation with any Index Sponsor and will not be responsible for any actions taken by an Index Sponsor. Unless otherwise specified in the relevant pricing supplement, no Index Sponsor is an affiliate of ours or will be involved in any offerings of the notes in any way. Consequently, we have no control over the actions of any Index Sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. No Index Sponsor has any obligation of any sort with respect to the notes. Thus, no Index Sponsor has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from any issuance of the notes will be delivered to any Index Sponsor, except to the extent that we are required to pay an Index Sponsor licensing fees with respect to an index included in the Underlying Asset.

PS-9

An investment in the notes may be subject to risks associated with non-U.S. securities markets. The Underlying Asset may include one or more equity securities that have been issued by non-U.S. companies. An investment in securities linked to the value of non-U.S. equity securities involves particular risks. Non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from the U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information in the U.S. about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

The return on the notes may be exposed to fluctuations in exchange rates that might affect the level of the Underlying Asset and the payment at maturity. Because the securities included in the Underlying Asset may be traded in currencies other than U.S. dollars, and the notes are denominated in U.S. dollars, the amount payable on the notes at maturity may be exposed to fluctuations in the exchange rate between the U.S. dollar and each of the currencies in which those securities are denominated. These changes in exchange rates may reflect changes in various non-U.S. economies that in turn may affect the payment on the notes at maturity. An investor’s net exposure will depend on the extent to which the currencies in which the relevant securities are denominated either strengthen or weaken against the U.S. dollar and the relative weight of each security. If, taking into account such weighting, the U.S. dollar strengthens (or, in the case of bearish notes, weakens) against the currencies in which the relevant securities are denominated, the value of those securities may be adversely affected and the level of the Underlying Asset may be adversely affected as well. In turn, the payment at maturity may be adversely affected.

We do not control any company included in an Underlying Asset and are not responsible for any disclosure made by any other company. Neither we nor any of our affiliates have the ability to control the actions of any of the companies included in an Underlying Asset, nor do we assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies, unless (and only to the extent that) our securities or the securities of our affiliates are represented by that Underlying Asset. You should make your own investigation into the companies represented by the applicable Underlying Asset.

Other Risk Factors Relating to the Applicable Underlying Asset

The relevant pricing supplement may set forth additional risk factors as to the Underlying Asset that you should review prior to purchasing the notes.

PS-10

General Terms of the Notes

This product supplement and the accompanying prospectus dated April 20, 2020 relating to the notes, should be read together. Because the notes are part of a series of our senior debt securities called Senior Medium-Term Notes, Series F, this product supplement and the accompanying prospectus should also be read together with the accompanying prospectus supplement, dated April 20, 2020. Terms used but not defined in this product supplement have the meanings given them in the accompanying prospectus or accompanying prospectus supplement, unless the context requires otherwise.

The notes will be issued in book-entry form through The Depository Trust Company. Owners of beneficial interests in the notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the accompanying prospectus supplement and “Description of the Debt Securities We May Offer—Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The notes are part of a series of senior debt securities entitled “Senior Medium-Term Notes, Series F” that we may issue from time to time under the senior indenture, dated January 25, 2010, between Bank of Montreal and Wells Fargo Bank, National Association, as trustee (as supplemented to date). Terms that apply generally to our medium term notes are described in “Description of the Notes We May Offer” in the accompanying prospectus supplement. The terms described in this document supplement those described in the accompanying prospectus and the accompanying prospectus supplement, and, if the terms described here are inconsistent with those described in those documents, the terms described in this product supplement are controlling.

Unless otherwise set forth in the applicable pricing supplement, we will not pay periodic interest payments on the notes. If any payment date, including the maturity date, falls on a day that is not a business day, we will pay the required payment on the first subsequent business day, and no additional interest will accrue on the notes as a result.

Payment at Maturity

Percentage Change. At maturity, subject to our credit risk as issuer of the notes, you will receive a cash payment that is based on the performance of the Underlying Asset. The payment at maturity will depend upon the Percentage Change of the Underlying Asset. Unless otherwise set forth in the applicable pricing supplement, the Percentage Change will be calculated as follows (and expressed as a percentage):

Final Level – Initial Level
               Initial Level

However, if your notes are bearish notes, the Percentage Change will be calculated as follows (and expressed as a percentage):

Initial Level – Final Level
               Initial Level

Initial Level. The relevant pricing supplement will set forth the Initial Level of the Underlying Asset. Unless otherwise specified in the relevant pricing supplement, the Initial Level of an index will be its closing level on the pricing date. The Initial Level may also be the average of the closing levels of the applicable index on two or more days before and/or after the pricing date. In the case of a note linked to a Basket, the Initial Level will be a level specified in the applicable pricing supplement.

Final Level. Unless otherwise specified in the relevant pricing supplement, the level of an index on any valuation date will be its closing level on that date. Your notes may provide for the Final Level to be based upon the arithmetic average of the closing level of the applicable index on two or more valuation dates. In the case of a note linked to a Basket, the Final Level of the Basket will be the closing level of the Basket on the valuation date, or the arithmetic average of the level of the Basket on each of the valuation dates, as applicable, determined as described in more detail in the section entitled “—Notes Linked to a Basket” in this product supplement.

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Payment at Maturity in Excess of Principal

General. If the Final Level is greater than (or in the case of bearish notes, less than) the Initial Level, at maturity, you will receive an amount equal to:

Principal Amount + (Principal Amount × Percentage Change× Leverage Factor)

The Leverage Factor represents the extent to which your notes will participate in the upside performance (or in the case of bearish notes, downside performance) of the Underlying Asset. The Leverage Factor may be less than, equal to, or greater than 100%. If the Leverage Factor is less than 100%, your notes will participate in less than the full upside performance (or in the case of bearish notes, downside performance) of the Underlying Asset. If the Leverage Factor is greater than 100%, your notes will participate in the upside performance (or in the case of bearish notes, downside performance) on a leveraged basis. The Leverage Factor will be specified in the relevant pricing supplement, if applicable.

Digital Return Notes. Your notes may be “Digital Return Notes.” For Digital Return Notes, unless otherwise set forth in the applicable pricing supplement, if the Final Level is greater than (or in the case of bearish notes, less than) the Initial Level, the payment at maturity will be determined as follows:

Principal Amount + (Principal Amount × Digital Return)

If your notes are Digital Return Notes, the positive return on your notes will be limited to the Digital Return that will be specified in the applicable pricing supplement.

Booster Notes. Your notes may be “Booster Notes.” For Booster Notes, unless otherwise set forth in the applicable pricing supplement, if the Final Level is greater than (or in the case of bearish notes, less than) the Initial Level, the payment at maturity will be determined as follows:

If the Percentage Change is greater than the Booster Percentage, then the payment at maturity will equal:

Principal Amount + (Principal Amount × Percentage Change)

If the Percentage Change is greater than or equal to 0% but less than or equal to the Booster Percentage, then the payment at maturity will equal:

Principal Amount + (Principal Amount × Booster Percentage)

Payment at Maturity Equal to Principal

If the Final Level is less than (or in the case of bearish notes, greater than) or equal to the Initial Level, then, unless otherwise described in the applicable pricing supplement, you will receive at maturity an amount equal to the principal amount of your notes.

Notes Linked to a Basket

If your notes are linked to a Basket, each Basket Component will be assigned a "Weighting Percentage" that will be set forth in the applicable pricing supplement. The sum of the Weighting Percentages of the Basket Components will equal 100%. The Basket Components may or may not have equal Weighting Percentages.

The “Initial Basket Component Level” of each Basket Component will be set forth in the applicable pricing supplement. Unless otherwise set forth in the applicable pricing supplement, the level of any Basket Component on any trading day, including any valuation date, will be its official closing level.

PS-12

The Initial Level will be set forth in the applicable pricing supplement. Unless otherwise set forth in the applicable pricing supplement, the “Final Level” will equal the Initial Level multiplied by the Percentage Change. The Percentage Change for notes linked to a Basket will equal the sum of the Weighted Percentage Change for each Basket Component. The “Weighted Percentage Change” will be equal to the product of (a) the applicable Weighting Percentage and (b) the percentage change in the value of the Basket Component from its Initial Basket Component Level set on the pricing date to its value on the valuation date. If there is more than one valuation date for your notes, the final value of each Basket Component will be equal to the arithmetic average of the closing value of that Basket Component on each of the valuation dates.

When we refer to the level of a Basket during the term of the notes, we are referring to the level that would be determined if the Percentage Change was calculated as of that day.

Valuation Date

Unless otherwise specified in the relevant pricing supplement, the valuation date (if there is only one valuation date applicable to the notes) or the final valuation date (if there is more than one valuation date applicable to the notes) will be the third trading day before the maturity date specified in the relevant pricing supplement. If the calculation agent determines that a market disruption event occurs or is continuing on any valuation date applicable to the notes, the Final Level will be determined according to the calculation in “—Market Disruption Events” below.

Maturity Date

Unless otherwise specified in the relevant pricing supplement, the maturity date will be the third scheduled business day following the valuation date or the final valuation date, as applicable, unless that date is not a business day, in which case the maturity date will be the next following business day. The maturity date will be postponed by the same number of trading days as the valuation date or the final valuation date, as applicable, if a market disruption event occurs or is continuing as described above. However, no interest will accrue past the maturity date specified in the relevant pricing supplement.

Certain Definitions

Business Day. Unless otherwise set forth in the applicable pricing supplement, “business day” means a day of the week other than Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law or executive order to close in New York City, Toronto or Montreal.

Trading Day. Unless otherwise set forth in the applicable pricing supplement, as to any index, “trading day” is any day, as determined by the calculation agent, on which trading is generally conducted on the primary market on which the securities included in the applicable index are listed for trading.

Automatic Call

If so specified in the applicable pricing supplement, your notes will be subject to automatic redemption. The terms relating to any such redemption will be set forth in the applicable pricing supplement.

Unavailability of the Level of the Underlying Asset on a Valuation Date

If the Index Sponsor discontinues publication of an index comprising part of the Underlying Asset and the Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such successor or substitute index being referred to in this section as a “successor index”), then any subsequent index closing level will be determined by reference to the published level of that successor index at the regular weekday close of trading on the applicable valuation date.

Upon any selection by the calculation agent of a successor index, the calculation agent will provide written notice to the trustee of the selection, and the trustee will furnish written notice thereof, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.

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If a successor index is selected by the calculation agent, that successor index will be used as a substitute for the Underlying Asset for all purposes, including for purposes of determining whether a market disruption event exists with respect to that index.

If any Index Sponsor discontinues publication of an index comprising a part of the Underlying Asset prior to, and that discontinuance is continuing on, any valuation date and the calculation agent determines, in its sole discretion, that no successor index is available at that time, then the calculation agent will determine the level of the Underlying Asset for the relevant date in accordance with the formula for and method of calculating the index last in effect prior to the discontinuance, without rebalancing or substitution, using the closing level (or, if trading in the relevant underlying securities or components of the index have been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for that suspension or limitation) at the close of the principal trading session of the relevant exchange on that date of each security or component most recently comprising the index. Notwithstanding these alternative arrangements, discontinuance of the publication of an index comprising a part of the Underlying Asset may adversely affect the value of your notes.

If at any time the method of calculating a closing level for an index comprising a part of the Underlying Asset or a successor index is changed in a material respect, or if the index is in any other way modified so that the index does not, in the opinion of the calculation agent, fairly represent the level of the index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York City on the applicable valuation date, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to that index as if those changes or modifications had not been made. Accordingly, if the method of calculating the index is modified so that the value of that index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust the index in order to arrive at a value of that index as if it had not been modified (e.g., as if such split had not occurred).

Notwithstanding these alternative arrangements, discontinuance of the publication of an index comprising part of the Underlying Asset may adversely affect the value of your notes.

Adjustments Relating to Notes Linked to a Basket

If the calculation agent substitutes a successor index, or otherwise affects or modifies a Basket Component, then the calculation agent will make those calculations and adjustments as, in judgment of the calculation agent, may be necessary in order to arrive at a basket comparable to the original Basket (including without limitation changing the percentage weights of the Basket Components), as if those changes or modifications had not been made, and will calculate the payment at maturity with reference to that basket or the successor basket (as described below), as adjusted.

In this event, the calculation agent will provide written notice to the trustee of these calculations and adjustments, and the trustee will furnish written notice thereof to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.

In the event of the adjustment described above, the newly composed basket is referred to in this section as the “successor basket” and will be used as a substitute for the original Basket for all purposes.

If the calculation agent determines that the available successor basket or basket components as described above do not fairly represent the value of the original Basket or Basket Components, as the case may be, then the calculation agent will determine the level of the applicable Basket Components or the Basket level for any valuation date as described under “—Unavailability of the Level of the Underlying Asset on a Valuation Date.”

Notwithstanding these alternative arrangements, discontinuance of trading on the applicable exchanges or markets in any Basket Component may adversely affect the market value of the notes.

PS-14

Market Disruption Events

If the Final Level will be determined on a single valuation date and a market disruption event occurs or is continuing on that date, the Final Level will equal the closing level of the Underlying Asset on the first trading day following the valuation date on which the calculation agent determines that a market disruption event is not continuing. If a market disruption event occurs or is continuing on each trading day to and including the tenth trading day following the valuation date, the Final Level will be determined (or, if not determinable, estimated by the calculation agent in a manner which is considered commercially reasonable under the circumstances) by the calculation agent on that tenth trading day, regardless of the occurrence or continuation of a market disruption event on that day. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Final Level that would have prevailed in the absence of the market disruption event.

If the Final Level will be determined over more than one valuation date and a market disruption event occurs or is continuing on any scheduled valuation date other than the final valuation date, the level of the Underlying Asset for that valuation date will equal the closing level of the Underlying Asset on the next scheduled valuation date. For example, if a market disruption event occurs or is continuing on the first and second scheduled valuation dates, but not on the third scheduled valuation date, then the closing level of the Underlying Asset on the third scheduled valuation date will also be deemed to be the closing level of the Underlying Asset on the first and second scheduled valuation dates. If no further scheduled valuation dates occur after a valuation date on which a market disruption event occurs or is continuing or if a market disruption event occurs or is continuing on the final valuation date, then the closing level of the Underlying Asset for that valuation date will be determined (or, if not determinable, estimated by the calculation agent in a manner which is considered to be commercially reasonable under the circumstances) by the calculation agent on that final valuation date, regardless of the occurrence or continuation of a market disruption event on that day. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing level of the Underlying Asset that would have prevailed in the absence of the market disruption event.

A market disruption event means any event, circumstance or cause which we determine, and the calculation agent confirms, has or will have a material adverse effect on our ability to perform our obligations under the notes or to hedge our position in respect of obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to any index that forms a part of the Underlying Asset:

•	a suspension, absence or limitation of trading in index components constituting 20% or more, by weight, of that index;

•	a suspension, absence or limitation of trading in futures or options contracts relating to that index on their respective markets;

•	any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, index components constituting 20% or more, by weight, of that index, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to that index on their respective markets;

•	the closure on any day of the primary market for futures or options contracts relating to that index or index components constituting 20% or more, by weight, of that index on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

PS-15

•	any scheduled trading day on which (i) the primary markets for index components constituting 20% or more, by weight, of that index or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that index are traded, fails to open for trading during its regular trading session; or

•	any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this product supplement.

Events of Default

Unless otherwise specified in the applicable pricing supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable on the notes upon any acceleration of the notes will be determined by the calculation agent and will be an amount of cash equal to the amount payable as described under the caption “—Payment at Maturity,” calculated as if the date of acceleration were the valuation date or the final valuation date, as applicable, together with accrued and unpaid interest (if applicable to your notes) through the date of acceleration.

If the maturity of the notes is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Role of Calculation Agent

The calculation agent will make all determinations regarding the level of the Underlying Asset, business days, market disruption events, the default amount, and the amount payable on your notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Please note that our affiliate, BMO Capital Markets Corp., is expected to serve as the calculation agent for the notes. We may change the calculation agent for your notes at any time after the date of this product supplement without notice and BMO Capital Markets Corp. may resign as calculation agent at any time upon 60 days written notice to us.

Listing

Your notes will not be listed on any securities exchange.

PS-16

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus and the accompanying prospectus supplement under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.

We or our affiliates expect to enter into hedging transactions involving, among other transactions, purchases or sales of the securities included in the Underlying Asset, or listed or over-the-counter options, futures and other instruments linked to the Underlying Asset or its components. In addition, from time to time after we issue the notes, we or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into in connection with the notes. Consequently, with regard to your notes, from time to time we or our affiliates expect to acquire or dispose of securities included in the Underlying Asset or positions in listed or over-the-counter options, futures or other instruments linked to the Underlying Asset or its components.

We or our affiliates may acquire a long position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we or our affiliates expect to close out hedge positions relating to the notes and possibly relating to other securities or instruments with returns linked to the Underlying Asset or its components. We expect these steps to involve sales of instruments linked to the Underlying Asset or its components on or shortly before the applicable valuation dates. These steps may also involve transactions of the type contemplated above. Notwithstanding the above, we are permitted to and may choose to hedge in any manner not stated above; similarly, we may elect not to enter into any such transactions. Investors will not have knowledge about our hedging positions.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of any notes will have any rights or interest in our hedging activity or any positions we or any counterparty may take in connection with our hedging activity.

PS-17

Supplemental Tax Considerations

The following is a general description of certain tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments of interest, principal and/or other amounts under the notes. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

Supplemental Canadian Tax Considerations

In the opinion of Torys LLP, our Canadian federal income tax counsel, the following summary describes the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires from us as the beneficial owner the notes offered by this document, and who, at all relevant times, for purposes of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Tax Act”), (1) is not, and is not deemed to be, resident in Canada; (2) deals at arm’s length with us and with any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of notes, (3) is not affiliated with us, (4) does not receive any payment of interest on a note in respect of a debt or other obligation to pay an amount to a person with whom we do not deal at arm’s length, (5) does not use or hold notes in a business carried on in Canada and (6) is not a “specified shareholder” of ours as defined in the Tax Act for this purpose or a non-resident person not dealing at arm’s length with such “specified shareholder” (a “Holder”). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer that carries on an insurance business in Canada and elsewhere.

This section supersedes and replaces in its entirety the section of the prospectus entitled “Canadian Taxation.”

This summary is based on the current provisions of the Tax Act and on counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this document (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

Canadian federal income tax considerations applicable to the notes may be described more particularly when such notes are offered (and then only to the extent material) in a pricing supplement related thereto if they are not addressed by the comments following and, in that event, the following will be superseded thereby to the extent indicated in that pricing supplement. These Canadian federal income tax considerations may also be supplemented, amended and/or replaced in a pricing supplement.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers of the notes should consult their own tax advisors having regard to their own particular circumstances.

Interest paid or credited or deemed to be paid or credited by us on a note (including amounts on account or in lieu of payment of, or in satisfaction, of interest) to a Holder will not be subject to Canadian non-resident withholding tax, unless any portion of such interest (other than on a “prescribed obligation,” as defined in the Tax Act for this purpose) is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. The administrative policy of the Canada Revenue Agency is that interest paid on a debt obligation is not subject to withholding tax unless, in general, it is reasonable to consider that there is a material connection between the index or formula to which any amount payable under the debt obligation is calculated and the profits of the issuer. With respect to any interest on a note, or any portion of the principal amount of a note in excess of the issue price, such interest or principal, as the case may be, paid or credited to a Holder should not be subject to Canadian non-resident withholding tax, unless otherwise specified in the applicable pricing supplement.

PS-18

In the event that a note, interest on which is not exempt from Canadian non-resident withholding tax (other than a note which is an “excluded obligation,” as defined in the Tax Act for this purpose) is redeemed, cancelled, repurchased or purchased by us or any other person resident or deemed to be resident in Canada from a Holder or is otherwise assigned or transferred by a Holder to a person resident or deemed to be resident in Canada for an amount which exceeds, generally, the issue price thereof, or in certain cases, the price for which such note was assigned or transferred to the Holder by a person resident or deemed resident in Canada, the excess may be deemed to be interest and may, together with any interest that has accrued on the note to that time, be subject to Canadian non-resident withholding tax.

Generally, there are no other taxes on income (including taxable capital gains) payable by a Holder on interest, discount, or premium in respect of a note or on the proceeds received by a Holder on the disposition of a note (including redemption, cancellation, purchase or repurchase).

Supplemental U.S. Federal Income Tax Considerations

The following is a general description of certain U.S. federal income tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

The following disclosure—including the opinion of Morrison & Foerster LLP—has been prepared without regard to any particular note that you may purchase in the future and, therefore, is provided solely as a matter of general information. You should not rely upon the following disclosure, or the disclosure under “United States Federal Income Taxation” in the prospectus or “Certain Income Tax Consequences—United States Federal Income Taxation” in the prospectus supplement, with regard to an investment in any particular note because it does not take into account the terms of any particular note or the tax consequences of investing in or holding any particular note unless the pricing supplement applicable to your notes expressly indicates that you may rely on the following disclosure and expressly states that you may rely on the opinion of Morrison & Foerster LLP. Any note that you purchase may have terms that would result in a tax treatment that is significantly different from the treatment described below.

Consequently, any tax disclosure relevant to any note you may purchase will be set forth only in the pricing supplement relating to your note, and, unless the pricing supplement indicates otherwise, you should not rely on the tax disclosure below or in the prospectus supplement or prospectus in deciding whether to invest in any note. Moreover, in all cases, you should consult with your own tax advisor concerning the consequences of investing in and holding any particular note you propose to purchase.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement. It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus and who purchase the notes for an amount equal to their issue price, as determined for U.S. federal income tax purposes. It does not apply to holders subject to special rules, including holders subject to Section 451(b) of the Code.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

We will not attempt to ascertain whether the issuer of any of the component stocks included in the Underlying Asset would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “United States real property holding corporation” within the meaning of Section 897 of the Code. If the issuer of one or more of such stocks were so treated, certain adverse U.S. federal income tax consequences could apply. You should refer to any available information filed with the SEC by the issuers of the component stocks included in the Underlying Asset and consult your tax advisor regarding the possible consequences to you in this regard.

PS-19

The U.S. federal income tax treatment of your notes will depend on whether (i) the term of your notes exceeds one year, or (ii) the term of your notes will not exceed one year without regard to the effect of an extension in the event of a market disruption event. Accordingly, we set forth a separate subsection for each of the situations described in the previous sentence. In addition, the following discussion assumes that your notes pay a minimum amount at maturity that is equal to the principal amount, are denominated in U.S. dollars, and will not pay you interest during the term of the notes. The relevant pricing supplement will discuss the tax consequences if the minimum payment on your notes is less than 100% of the principal amount, your notes are not denominated in U.S. dollars, or your notes pay you interest during the term of the notes. Unless otherwise specified in the relevant pricing supplement, Bank of Montreal intends to treat any interest with respect to the notes, as determined for U.S. federal income tax purposes, as from sources within the United States.

Where the Term of the Notes Exceeds One Year

In the opinion of our counsel, Morrison & Foerster LLP, the notes should be treated as debt instruments, and we intend to treat the notes as subject to the special tax rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. A projected payment schedule with respect to a note generally is a series of projected payments, the amount and timing of which would produce a yield to maturity on that note equal to the comparable yield. This projected payment schedule will consist of the principal amount, any noncontingent payments provided under the terms of the note, and a projection for tax purposes of each contingent payment. These rules generally will have the effect of requiring you to include amounts as income in respect of the notes prior to your receipt of cash attributable to that income.

The amount of interest that you will be required to include in income during each accrual period for the notes will equal the product of the adjusted issue price for the notes at the beginning of the accrual period and the comparable yield for the notes for such period. The adjusted issue price of the notes will equal the notes’ original offering price plus any interest deemed to be accrued on the notes (under the rules governing contingent payment debt instruments) and decreased by the projected amount of any payments previously made on the notes.

To obtain the comparable yield and projected payment schedule for your particular note, you should contact the US Retail Investor Solutions Group via email at investor.solutions@bmo.com or via telephone at 1-877-369-5412. You are required to use such comparable yield and projected payment schedule in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the notes, and we make no representations regarding the amount of contingent payments with respect to the notes.

If the contingent payment on the notes becomes fixed on a day that is more than six months before the payment is due, applicable Treasury regulations provide that you should make adjustments to the prior and future interest inclusions in respect of your notes over the remaining term for the notes in a reasonable manner. You should consult your tax advisor as to what would be a “reasonable manner” in your particular situation.

You will recognize gain or loss on the sale or maturity of the notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the notes. In general, your adjusted basis in the notes will equal the amount you paid for the notes, increased by the amount of interest you previously accrued with respect to the notes (in accordance with the comparable yield for the notes), and decreased by the projected amount of any payments previously made on your notes.

PS-20

Any gain you recognize on the sale or maturity of the notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the notes, and thereafter, capital loss. The deductibility of capital losses is limited.

Where the Term of the Notes Will Not Exceed One Year Without Regard to the Effect of an Extension in the Event of a Market Disruption Event

Where the term of the notes will not exceed one year, we intend to treat such notes as contingent debt instruments with a term of one year or less. There are no specific rules that govern contingent short-term debt. However, it is likely that the notes should be subject to the general rules that are applicable to short-term debt as described under the heading “United States Federal Income Taxation— Tax Consequences to Holders of Our Debt Securities—Original Issue Discount—Short-Term Debt Securities” in the accompanying prospectus. For purposes of applying such rules, amounts should not be treated as having accrued on the notes until a holder is entitled to a fixed minimum positive return.

If the term of your notes may exceed one year in the event of a market disruption event, your notes may be treated as notes with a term in excess of one year. In such case, your notes would be subject to the rules described under “Where the Term of the Notes Exceeds One Year” above.

Backup Withholding and Information Reporting

Please see the discussion under “United States Federal Income Taxation — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Non-United States Holders

The following discussion applies to non-United States holders of the notes. You are a non-United States holder if you are a beneficial owner of a note and are for U.S. federal income tax purposes a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

Except as discussed below, payments made to a non-United States holder, and any gain realized on the sale or maturity of the notes, generally should be exempt from U.S. federal income and withholding tax, subject to generally applicable exceptions set forth in the rules exempting “portfolio interest” from U.S. withholding tax, provided that (i) the holder complies with applicable certification requirements, which certification may be made on Form W-8BEN or W-8BEN-E (or a substitute or successor form) on which the holder certifies, under penalties of perjury, that the holder is not a U.S. person and provides its name and address, (ii) the payment or gain is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, the holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the notes. In the case of (ii) above, the holder generally should be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a United States holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. Payments made to a non- United States holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

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Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-United States holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the Internal Revenue Service has issued guidance that states that the U.S. Treasury Department and the Internal Revenue Service intend to amend the effective date of the Treasury regulations to provide that withholding on “dividend equivalent” payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Except as otherwise set forth in any applicable pricing supplement, we expect that the delta of a note with terms described in this product supplement with respect to an Underlying Asset will not be one, and therefore, we expect non-United States holders should not be subject to withholding on dividend equivalent payments, if any, under a note described in this product supplement issued before January 1, 2023. However, it is possible that notes issued before January 1, 2023 could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an Underlying Asset or the notes, and following such occurrence, such notes could be treated as subject to withholding on dividend equivalent payments. Non-United States holders that enter, or have entered, into other transactions in respect of an Underlying Asset or the notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

Proposed regulations eliminate the requirement of withholding on gross proceeds from the sale or disposition of financial instruments. The U.S. Treasury Department has indicated that tax payers may rely on these proposed regulations pending their finalization. If we (or an applicable withholding agent) determine withholding is appropriate with respect to the notes, we (or such agent) will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Account holders subject to information reporting requirements pursuant to the Foreign Account Tax Compliance Act may include holders of the notes. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing the Foreign Account Tax Compliance Act may be subject to different rules. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the notes.

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Employee Retirement Income Security Act

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S., or other laws (“Similar Laws”).

The acquisition of notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of notes. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities offered hereby, provided that neither the issuer of notes offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “Service Provider Exemption”). Any Plan fiduciary relying on the Service Provider Exemption and purchasing the notes on behalf of a Plan must initially make a determination that (x) the Plan is paying no more than, and is receiving no less than, “adequate consideration” in connection with the transaction and (y) neither we nor any of our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice with respect to the assets of the Plan which such fiduciary is using to purchase, both of which are necessary preconditions to reliance on the Service Provider Exemption. If we or any of our affiliates provides fiduciary investment management services with respect to a Plan’s acquisition of the notes, the Service Provider Exemption may not be available, and in that case, other exemptive relief would be required as precondition for purchasing the notes. Any Plan fiduciary considering reliance on the Service Provider Exemption is encouraged to consult with counsel regarding the availability of the exemption. There can be no assurance that any of the foregoing exemptions will be available with respect to any particular transaction involving the notes, or that, if an exemption is available, it will cover all aspects of any particular transaction.

Because we or our affiliates may be considered to be a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is not otherwise prohibited. Except as otherwise set forth in any applicable pricing supplement, by its purchase of any notes, each purchaser (whether in the case of the initial purchase or in the case of a subsequent transferee) will be deemed to have represented and agreed by its purchase and holding of the notes offered hereby that either (i) it is not and for so long as it holds a note, it will not be a Plan, a Plan Asset Entity, or a Non-ERISA Arrangement, or (ii) its purchase and holding of the notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or, in the case of such a Non-ERISA Arrangement, under any Similar Laws.

PS-23

In addition, any purchaser that is a Plan or a Plan Asset Entity or that is acquiring the notes on behalf of a Plan or a Plan Asset Entity, including any fiduciary purchasing on behalf of a Plan or Plan Asset entity, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that (a) neither we nor any of our respective affiliates or agents are a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a non-ERISA Arrangement under any Similar Laws with respect to the acquisition, holding or disposition of the notes, or as a result of any exercise by us or our affiliates or agents of any rights in connection with the notes, (b) no advice provided by us or any of our affiliates or agents has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the notes and the transactions contemplated with respect to the notes, and (c) such purchaser recognizes and agrees that any communication from us or any of our affiliates or agents to the purchaser with respect to the notes is not intended by us or any of our affiliates or agents to be impartial investment advice and is rendered in our or our affiliates’ or agents’ capacity as a seller of such notes and not a fiduciary to such purchaser.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the Service Provider Exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of notes have exclusive responsibility for ensuring that their purchase and holding of notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

PS-24

Supplemental Plan of Distribution

With respect to each note to be issued, we will agree to sell to BMO Capital Markets Corp., and BMO Capital Markets Corp. will agree to purchase from us, the principal amount of the note specified, at the price specified in the applicable pricing supplement, less the indicated underwriting commission. BMO Capital Markets Corp. may also resell the notes to other brokers or dealers in connection with any offering. BMO Capital Markets Corp. or another of our affiliates may repurchase and resell outstanding notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution, the distribution agreement and possible market-making activities see “Supplemental Plan of Distribution” in the accompanying prospectus supplement.

The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area (the “EEA”) or in the United Kingdom. For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared, and therefore, offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation.

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